Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Rigetti Computing, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Rigetti Computing, Inc. 2022 Equity Incentive Plan Common Stock, $0.0001 par value per share	Other(2)	8,133,098(4)	$0.572(2)	$4,652,132.06	$0.0001102	$512.67

Equity	Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other(3)	1,626,619(5)	$0.487(3)	$792,163.46	$0.0001102	$87.30

Total Offering Amounts							$599.97

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$599.97

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”), of Rigetti Computing, Inc. (the “Registrant”) which become issuable under the Rigetti Computing, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and the Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Stock Market LLC (“Nasdaq”) on March 30, 2023, which date is within five business days prior to the filing of this Registration Statement.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on Nasdaq on March 30, 2023, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2022 ESPP.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 Plan on January 1, 2023, pursuant to an “evergreen” provision contained in the 2022 Plan. Pursuant to such “evergreen” provision contained in the 2022 Plan, on January 1 of each year from 2023 until (and including) 2032, the number of shares authorized for issuance under the 2022 Plan is automatically increased by a number equal to the amount equal to the least of (1) 5% of the total number of shares of Common Stock outstanding on a fully diluted basis on December 31st of the preceding calendar year or (2) a number of shares determined by the Registrant’s Board of Directors.

(5)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 ESPP on January 1, 2023, pursuant to an “evergreen” provision contained in the 2022 ESPP. Pursuant to the “evergreen” provision contained in the 2022 ESPP, on January 1 of each year from 2023 until (and including) 2032, the number of shares authorized for issuance under the 2022 ESPP is automatically increased by a number equal to the amount equal to the least of (1) 1% of the total number of shares of Common Stock outstanding on a fully diluted basis on December 31st of the preceding calendar year, (2) 3,055,370 shares of Common Stock or (3) a number of shares determined by the Registrant’s Board of Directors.